Exhibit 99.1

Cocrystal Pharma Receives NIH SBIR Award to Advance its Influenza Inhibitor Program

BOTHELL, Wash. (October 27, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”) announces it has received a Small Business Innovation Research (SBIR) Phase I award from the National Institutes of Health (NIH) National Institute of Allergy and Infectious Diseases (NIAID). This approximately $500,000 award will support the Company’s development of a novel, oral, broad-spectrum antiviral candidate for the treatment of influenza A and B infections. Cocrystal plans to utilize these funds to characterize lead candidate molecules that inhibit the target of the essential function of the influenza polymerase complex.

“This award provides non-dilutive funding to advance our influenza A/B program targeting potent, broad-spectrum drugs toward the path of clinical development,” said Sam Lee, PhD, Cocrystal President and co-CEO. “We appreciate the funding and confidence from NIH, which further validates our structure-based drug discovery platform technology in developing new antiviral treatments.”

The NIH/NIAID Phase I award is designed to assess the scientific, technical and commercial potential of early-stage programs. Successful completion of Phase I may qualify the recipient eligible to apply for a larger Phase II award, which provides additional substantial funding to continue development.

“We have prioritized the pursuit of government and military funding to advance our antiviral pipeline while building shareholder value,” said James Martin, Cocrystal CFO and co-CEO. “This is an important milestone as we continue our work to secure additional non-dilutive capital.”

The research is supported by the National Institute of Allergy and Infectious Diseases of the NIH under award number 75N93025C00038. The content of this news release is solely the responsibility of Cocrystal and does not necessarily represent the official views of the NIH.

About Influenza

Influenza is a major global health threat that may become more challenging to treat due to the emergence of highly pathogenic avian influenza viruses and resistance to approved influenza antivirals. Each year, there are approximately 1 billion cases of seasonal influenza worldwide, 3-5 million severe illnesses and up to 650,000 deaths. On average, about 8% of the U.S. population contracts influenza each season. In addition to the health risk, influenza is responsible for an estimated $11.2 billion in direct and indirect costs in the U.S. annually.

Cocrystal Pharma’s Structure-Based Drug Discovery Platform Technology

Cocrystal’s proprietary structural biology, along with its expertise in enzymology and medicinal chemistry, enable its development of novel antiviral agents. The Company’s platform provides a three-dimensional structure of inhibitor complexes at near-atomic resolution, providing immediate insight to guide Structure Activity Relationships. This helps identify novel binding sites and enables a rapid turnaround of structural information through highly automated X-ray data processing and refinement. The goal of this technology is to facilitate the development of novel broad-spectrum antivirals for the treatment of acute, chronic and potentially pandemic viral diseases.

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About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, coronaviruses (including SARS-CoV-2), noroviruses and hepatitis C viruses. Cocrystal employs unique structure-based technologies to create viable antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of Cocrystal’s influenza A/B development program. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, the risks and uncertainties arising from the U.S. government shutdown in October 2025 which may delay or prevent us from receiving funds described in this press release, potential manufacturing and research delays arising from raw materials and labor shortages and labor shortages, supply chain disruptions and other business interruptions including any adverse impacts on our ability to obtain raw materials and test animals as well as similar problems with our vendors and our current and any future contract research organizations (CROs) and contract manufacturing organizations (CMOs), the ability of our CROs to recruit volunteers for, and to proceed with, clinical studies, and our collaboration partners’ technology and software performing as expected, financial difficulties experienced by certain partners, the results of the studies we undertake including any adverse findings or delays, general risks arising from clinical trials, receipt of regulatory approvals, regulatory changes, development of effective treatments and/or vaccines by competitors, including as part of the programs financed by governmental authorities and potential mutations in a virus we are targeting which may result in variants that are resistant to a product candidate we develop and our liquidity needs. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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